NEWS RELEASE

The Hartford To Sell Individual Life Insurance Business To Prudential For $615 Million; Transaction To Provide A Net Statutory Capital Benefit Of $1.5 Billion

Announcement marks final agreement for the company’s three planned sales for a net statutory capital benefit of $2.2 billion from the combined sales

Hartford, Conn., September 27, 2012 – The Hartford, which announced in March that it would sharpen its focus on its property and casualty, group benefits and mutual funds businesses, has signed a definitive agreement to sell its Individual Life insurance business to Prudential Financial, Inc. for cash consideration of $615 million. The sale, which is structured as a reinsurance transaction, is expected to close in early 2013, subject to obtaining regulatory approvals and customary closing conditions. The Individual Life segment reported core earnings,1 excluding DAC unlock, of $129 million for the 12 months ended on June 30, 2012, or net income of $105 million. The Hartford does not expect to record a material net income gain or loss on the closing of the transaction, based on June 30, 2012, financials.

The agreement represents the final of three planned transactions that have been announced within the past three months. The Hartford announced the sale of Woodbury Financial Services to AIG’s Advisor Group in late July and the sale of Retirement Plans to MassMutual in early September.

“Today’s announcement represents a significant milestone in the execution of The Hartford’s strategy to deliver greater value to shareholders,” said The Hartford’s Chairman, President and CEO Liam E. McGee. “In about six months, we have completed three agreements, all executed at attractive valuations to strong financial institutions that have a strategic interest in the businesses. We are also pleased that Prudential is buying our Individual Life insurance business, where our policyholders and employees will benefit from the company’s commitment to the life insurance market and strong service-oriented culture. The Hartford is taking the necessary actions, as outlined in March, to position the company for higher returns on equity, reduced sensitivity to capital markets, a lower cost of capital and increased financial flexibility.”

The Hartford expects the Individual Life transaction to benefit its net statutory capital by approximately $1.5 billion, including an increase in statutory surplus and a reduction in required risk-based capital.2 In aggregate, the three announced transactions are expected to benefit the company’s net statutory capital by approximately $2.2 billion, including approximately a $1.4 billion increase in statutory surplus and an $800 million reduction in required risk-based capital.2 In addition, the company will continue to hold approximately $450 million2 of statutory capital to support the businesses reinsured to buyers as part of the transactions. The estimated statutory financial impacts are based on June 30, 2012, values and are subject to change based on market conditions and financial results through closing date. The Hartford intends to work with its key constituencies on these transactions and expects to provide an update on the use of proceeds in early 2013.

Following the close of the transaction, Prudential will reinsure liabilities for the contracts covered by the agreement and assume investment assets with a statutory book value of approximately $7 billion in support of these liabilities. The terms of The Hartford’s existing life insurance contracts will remain unchanged, and policyholders will continue to receive uninterrupted, high-quality service, and The Hartford will continue to sell new life insurance products and riders through the transaction’s closing and during a defined transition period thereafter. Employees of The Hartford’s Individual Life business will be offered positions with Prudential.

The Hartford’s financial advisors for the Individual Life transaction are Goldman, Sachs & Co. and Greenhill & Co., and the company’s legal advisor is Sutherland Asbill & Brennan LLP.

1Core earnings is a financial measure not calculated based on generally accepted accounting principles. A reconciliation of second quarter 2012 core earnings to net income for the Individual Life segment can be found in The Hartford’s second quarter Investor Financial Supplement, which is available on The Hartford’ s website, http://ir.thehartford.com

2Required risk-based capital is based on regulatory capital at the company action level multiplied by 3.25.

About The Hartford

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies. More information on the company and its financial performance is available at www.thehartford.com. Join us on Facebook at www.facebook.com/TheHartford. Follow us on Twitter at www.twitter.com/TheHartford.

HIG-C

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our Quarterly Reports on Form 10-Q, our 2011 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contacts:	Investor Contact:
Shannon Lapierre 860-547-5624 shannon.lapierre@thehartford.com	Sabra Purtill 860-547-8691 sabra.purtill@thehartford.com

Thomas Hambrick 860-547-9746

thomas.hambrick@thehartford.com